UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	November 22, 2004

THE CHILDREN'S PLACE RETAIL STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23071 (Commission File Number)	31-1241495 (IRS Employer ID Number)

915 Secaucus Road, Secaucus, New Jersey	07094

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(201) 558-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          The previously announced acquisition by two wholly-owned subsidiaries of The Children’s Place Retail Stores, Inc. (the “Company”) of the business of The Disney Store chain of retail stores in the United States and Canada (the “Acquisition”), pursuant to the Acquisition Agreement referred to under Item 2.01 below (the “Acquisition Agreement”), was consummated on November 22, 2004, effective as of November 21, 2004. In connection therewith, The Disney Store, LLC (“TDS USA”) and The Disney Store (Canada) Ltd. (“TDS Canada”), the two entities which operate the business of The Disney Store in the United States and Canada and which were acquired by subsidiaries of the Company in the Acquisition, entered into a long-term License and Conduct of Business Agreement (the “License Agreement”) dated as of November 21, 2004 with TDS Franchising, LLC (“TDSF”), a subsidiary of The Walt Disney Company. Following the Acquisition, TDS USA and TDS Canada were merged into newly formed subsidiaries of the Company and became, respectively, Hoop Retail Stores, Inc. (“Hoop USA”) and Hoop Canada, Inc. (“Hoop Canada” and, together with Hoop USA, the “Hoop Operating Entities”).

          Pursuant to the terms of the License Agreement, the Hoop Operating Entities will operate retail stores in the United States and Canada using the “Disney Store” name and such stores will contract to manufacture, source, offer and sell merchandise featuring “Disney-branded” characters, past, present and future. The Hoop Operating Entities will make royalty payments to TDSF beginning in November 2006 equal to 5% of net sales at physical retail locations of the Disney Stores, subject to an additional abatement in certain cases. The License Agreement provides for a minimum royalty to be paid in each year, beginning in the third year after the Acquisition. Beginning in October 2005, the Hoop Operating Entities will also operate the disneystore.com internet store featuring a select assortment of merchandise offered in the physical retail locations and will pay a royalty to TDSF on internet sales. The initial term of the License Agreement is 15 years and, if certain financial performance and other conditions are satisfied, the License Agreement may be extended at the Company’s option for up to three additional ten-year terms.

          The License Agreement includes provisions regarding the manner in which the Hoop Operating Entities will operate the Disney Store business and requiring that approvals be obtained from TDSF for certain matters, including all uses of the intellectual property of TDSF and its affiliates and the opening or closing of Disney Stores beyond certain parameters set forth in the License Agreement. The License Agreement obligates the Hoop Operating Entities to remodel stores as new long-term leases are executed. The License Agreement also provides that the Hoop Operating Entities will maintain a board of directors including two independent directors unaffiliated with the Company or with TDSF, and that the approval of each independent director will be required for certain actions by the Hoop Operating Entities, such as incurrence of indebtedness in excess of certain permitted amounts, the payment of dividends to the Company beyond certain limits and commencement of insolvency proceedings. The License Agreement also entitles TDSF to designate a representative to attend meetings of the Board of Directors of the Company as an observer. Upon the occurrence of certain specified events, including an uncured royalty breach and other repeated material breaches by the Hoop Operating Entities of the terms of License Agreement, certain material breaches by the Company of the terms of the Guaranty and Commitment described below, and certain changes in ownership or control of the Company or the Hoop Operating Entities, TDSF will have the right to terminate the License Agreement, in which event TDSF may require the Company to sell the business of The Disney Store to TDSF or one of its affiliates or to a third party at a price to be determined by appraisal or, in the absence of such sale, to wind down the business of The Disney Store in an orderly manner.

          In connection with the consummation of the Acquisition, the Company and Hoop Holdings, LLC (“Hoop Holdings”), a direct, wholly-owned subsidiary of the Company which holds the entire equity interest in Hoop USA, entered into a Guaranty and Commitment (the “Guaranty and Commitment”) dated as of November 21, 2004, in favor of the Hoop Operating Entities and TDSF. Under the terms of the Guaranty and Commitment, the Company and Hoop Holdings provided a guarantee to TDSF and its affiliates of the payment and performance of the obligations of the Hoop Operating Entities and their affiliates under the License Agreement and the other agreements entered into in connection therewith (the License Agreement and such other agreements, excluding the Acquisition Agreement, the “License Documents”), subject to a maximum liability of $25 million. Pursuant to the Guaranty and Commitment, the Company and Hoop Holdings are jointly and severally liable for the payment and performance by the Hoop Operating Entities and their affiliates of such obligations to TDSF, up to the $25 million maximum amount. In addition, as required by the Guaranty and Commitment and the Acquisition Agreement, the Company invested $50 million in the Hoop Operating Entities concurrently with the consummation of the Acquisition and agreed to invest up to an additional $50 million, as necessary, from time to time in the future, to enable the Hoop Operating Entities and/or their affiliates to comply with their respective obligations under the License Documents, to prevent and/or cure certain breaches under the License Documents, to provide for the remodeling and other ongoing capital expenditure requirements of the Disney Stores and to fund the operations of the Disney Stores. If certain insolvency events were to occur with respect to the Hoop Operating Entities, any unpaid amounts due under the Guaranty and Commitment will be automatically accelerated.

          In addition, in connection with the consummation of the Acquisition, TDS USA and its successor Hoop USA, and the subsidiaries of Hoop USA, as guarantors, entered into a Loan and Security Agreement (the “Hoop Loan Agreement”) dated as of November 21, 2004 with certain financial institutions and Wells Fargo Retail Finance, LLC (“Wells Fargo”), as administrative agent, establishing a senior secured credit facility for Hoop USA. The Hoop Loan Agreement provides for borrowings and letters of credit up to $100 million, subject to the amount of eligible inventory and accounts receivable of Hoop USA from time to time. The term of the facility extends until November 1, 2007. Amounts outstanding under the Hoop Loan Agreement will bear interest at a floating rate equal to the prime rate plus a pre-determined margin or, at the Company’s option, the LIBOR rate plus a pre-determined margin. The prime rate margin will be 0.25% and the LIBOR margin will be 2.0% or 2.25%, depending on Hoop USA’s level of excess availability from time to time. The Hoop Loan Agreement contains various covenants, including limitations on indebtedness, maintenance of certain levels of excess collateral and restrictions on the payment of dividends and payment of any indebtedness of the Hoop Operating Entities held by the Company. Credit extended under the Hoop Loan Agreement is secured by a first priority security interest in substantially all the assets of the Hoop Operating Entities and their subsidiaries. Neither the Company nor Hoop Holdings has guaranteed the obligations of the Hoop Operating Entities under the Hoop Loan Agreement or pledged any assets owned directly by them as collateral for such obligations. Borrowings and letters of credit under the Hoop Loan Agreement will be used by Hoop USA and its subsidiary Hoop Canada for working capital purposes for the Disney Stores. In addition, a portion of the borrowings under the Hoop Loan Agreement at the time of consummation of the Acquisition were used to satisfy a portion of the payment obligations owed to the Sellers (defined below) in connection with the Acquisition. As of November 22, 2004, there were $40.3 million of borrowings and $23.0 million of letters of credit outstanding under the Hoop Loan Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

          As stated above, on November 22, 2004 (effective as of November 21, 2004), the previously announced acquisition by two subsidiaries of the Company of the “Disney Store” chain of retail stores in North America was consummated, pursuant to the terms of the Acquisition Agreement dated as of October 19, 2004, between Hoop Holdings and Hoop Canada Holdings, Inc. (“Hoop Canada Holdings”), each a wholly-owned subsidiary of the Company, as purchasers, and Disney Enterprises, Inc. (“DEI”) and Disney Credit Card Services, Inc. (“DCCS” and together with DEI, the “Sellers,” each wholly-owned subsidiaries of The Walt Disney Company).

          Pursuant to the terms of the Acquisition Agreement, (1) Hoop Holdings acquired 100% of the outstanding equity interests in TDS USA from DCCS and (2) Hoop Canada Holdings acquired 100% of the outstanding shares of capital stock of TDS Canada from DEI. As a result of the Acquisition, a total of 313 Disney Stores, consisting of all existing Disney Stores in the United States and Canada, other than “flagship” stores and stores located at Disney theme parks and other Disney properties, along with certain other assets used in the Disney Store business, became owned and operated by subsidiaries of the Company. As stated above, shortly after the consummation of the Acquisition, TDS USA was merged into Hoop USA, which is a direct, wholly-owned subsidiary of Hoop Holdings, and TDS Canada was amalgamated under Canadian law with Hoop Canada, which is a direct, wholly-owned subsidiary of Hoop Canada Holdings, with the two Hoop Operating Entities continuing thereafter as the surviving entities. Hoop Canada Holdings is a direct wholly-owned subsidiary of Hoop USA.

          In consideration for the transfer by the Sellers to Hoop Holdings and Hoop Canada Holdings of the equity interests in TDS USA and TDS Canada, a working capital payment in the amount of $101.4 million became payable to the Sellers in connection with the consummation of the Acquisition. The amount of this working capital payment primarily reflected the level of inventory at the Disney Stores for the 2004 holiday season as of November 21, 2004 as well as a reduction in accounts payable prior to consummation of the Acquisition. Of this amount, $45.4 million was paid to the Sellers by the Company and $40.0 million was paid to the Sellers by TDS USA, as permitted by the Acquisition Agreement, on November 22, 2004. Payment of the remaining $16.0 million has been deferred for up to one month in accordance with the Acquisition Agreement. Such amount will bear interest until the date of payment.

          As part of the Acquisition, pursuant to the Guaranty and Commitment described above in Item 1.01, the Company invested $50 million into Hoop USA upon consummation of the Acquisition and agreed to invest up to an additional $50 million as needed thereafter.

          The Company funded its capital commitment and its portion of the working capital payment partially through cash flow from its operations and partially through short-term borrowings under its recently expanded working capital facility under which Wells Fargo serves as agent. TDS USA funded its $40 million portion of the working capital payment, and the issuance of $23.0 million of standby letters of credit to the Sellers as required by the Acquisition Agreement (primarily for the purpose of backing up the Sellers' obligations for merchandise on order and freight services), by drawing upon TDS USA’s newly established working capital facility with Wells Fargo and certain other lenders, which is described in Item 1.01 above.

          As a result of the Acquisition and the merger and amalgamation described above, all store lease and other legal obligations of TDS USA and TDS Canada became obligations of the Hoop Operating Entities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

          Please see (i) the information regarding the Hoop Loan Agreement and the Guaranty and Commitment included under Item 1.01 above and (ii) the information regarding the deferred portion of the working capital payment included under Item 2.01 above.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired: To be filed by amendment to this Form 8-K not later than 71 calendar days after the date hereof.

(b)	Pro forma financial statements: To be filed by amendment to this Form 8-K not later than 71 calendar days after the date hereof.

(c)	Exhibits: None

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN'S PLACE RETAIL STORES, INC. By: /s/ Seth Udasin Name: Seth Udasin Title: Vice President and Chief Financial Officer

Dated: November 29, 2004